Exhibit 4.5

FORM OF GLOBAL NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

No. [    ]

Principal Amount $[                ]

as revised by the Schedule of Increases

or Decreases in the Global Note attached hereto

CUSIP: 31431B AC3

ISIN: US31431BAC37

FEDNAT HOLDING COMPANY

Senior Unsecured Notes due 2029

FedNat Holding Company, a corporation organized under the laws of Florida, for value received, hereby promises to pay to CEDE & CO., or registered assigns in accordance with the terms and conditions hereof, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on March 15, 2029, together with interest on the then outstanding principal amount of the Notes on each Payment Date at the rate per annum and terms specified herein.

Payment Dates: March 15 and September 15 of each year, commencing on March 15, 2020 and ending on March 15, 2029, or if any such day is not a Business Day, the next succeeding day that is a Business Day.

Record Dates: 15 calendar days immediately preceding such Payment Date.

Additional provisions of this Note are set forth on the reverse side of this Note. Capitalized terms used and not otherwise defined herein are defined in the Indenture dated as of March 5, 2019 (as hereafter amended, supplemented or otherwise modified and in effect from time to time, the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee (in such capacity, the “Trustee”).

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Note shall not be entitled to any benefit under the Indenture referred to above and on the reverse side hereof, or be valid or obligatory for any purpose.

FEDNAT HOLDING COMPANY

By:
Name:
Title:

[Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated as the Senior Unsecured Notes due 2029 referred to in the Indenture.

THE BANK OF NEW YORK MELLON, as Trustee,

By:
Authorized Signatory

Date:

[Note]

FORM OF REVERSE OF GLOBAL NOTE

Senior Unsecured Notes due 2029

1. Principal and Interest

FedNat Holding Company, a corporation organized under the laws of Florida (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), for value received, promises to pay (a) the outstanding principal amount of the Notes on March 15, 2029 and (b) interest on the then outstanding principal amount of the Notes on each Payment Date at the fixed rate per annum specified below.

The Company shall pay interest in arrears on the then-outstanding principal amount of Notes at a fixed rate per annum equal to the Interest Rate on March 15 and September 15 of each year, commencing on March 15, 2020 and ending on March 15, 2029 (each, a “Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from [•], 2020 (each, an “Interest Accrual Period”). The Company shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

“Interest Rate” means a per annum rate equal to (a) 7.5% for each Interest Accrual Period for which a Step-up Event is not in effect at all times during such Interest Accrual Period; or (b) for each Interest Accrual Period for which a Step-up Event is in effect at any point during such Interest Accrual Period, 7.5% plus an additional 50 basis points for each notch downgrade of the Company below “BBB-” (or its equivalent rating) by the Applicable Rating Agency.

“Step-up Event” shall occur and be in effect for any Interest Accrual Period or part thereof for which the Notes are rated “BB+” or lower by the Applicable Rating Agency. The Company shall notify the Trustee in writing of any Step-up Event within three Business Days following such Step-up Event. The Trustee shall not be charged with knowledge of a Step-up Event unless and until it has received written notice of such Step-up from either (i) the Company or (ii) Holders representing a majority of the outstanding principal amount of the Notes.

“Applicable Rating Agency” means one of the following Rating Agencies at any given time: (i) in the case that there is only one Rating Agency rating the Notes, such Rating Agency, (ii) in the case that there are two Rating Agencies rating the Notes, such Rating Agency providing the lower rating, or (iii) in the case that there are three or more Rating Agencies rating the Notes, such Rating Agency providing the second lowest rating. The initial Rating Agency shall be Egan Jones.

2. Method of Payment

By no later than 10:00 a.m. (New York time) on the Business Day prior to which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest (other than Definitive Notes). Interest (except Defaulted Interest) shall be due and payable to the Persons who are registered Holders of Notes at the close of business on one Business Day immediately preceding the Record Date for such Payment Date unless Notes are cancelled, repurchased, or redeemed after the Record Date and before the Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of

Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the Company by the transfer of immediately available funds to the accounts specified by the Depositary. The Company shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof.

3. Paying Agent and Registrar

Initially, The Bank of New York Mellon shall act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to the Holders. The Company may act as Paying Agent, Registrar or co-registrar.

4. Indenture

The Company issued the Notes under the Indenture. The terms of the Notes include those stated in the Indenture, and all capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Company. This Note is one of the Senior Unsecured Notes due 2029 referred to in the Indenture (herein called “Notes”). The Indenture, among other things, imposes certain covenants including as specified in Article III. The Indenture also imposes requirements with respect to the provision of financial information. The Indenture also contains certain exceptions to the foregoing, and this description is qualified in its entirety by reference to the Indenture.

5. Repurchase upon Change of Control.

The Notes may be the subject of a Change of Control Offer, as further described in the Indenture. The Company shall not be required to make sinking fund payments with respect to the Notes.

6. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in initial denominations of $1,000 principal amount and integral multiples of $1,000 thereafter. A Holder may transfer or exchange Notes in accordance with the Indenture. The Trustee and the Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes for a period beginning three Business Days before a Payment Date and ending on such Payment Date.

7. Optional Redemption

(a) At any time prior to March 15, 2024, the Company may, at its option, redeem all or, from time to time, any part of the Notes, at a redemption price equal to 100.00% of the principal amount of the Notes redeemed, plus the Applicable Premium, plus accrued and unpaid interest and principal on such Notes, if any, on the Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive principal and interest due on the relevant Payment Date that is on or prior to the applicable redemption date).

(b) On or after March 15, 2024, the Company may, at its option, redeem all or, from time to time, any part of the Notes, at the following redemption prices (expressed as a percentage of outstanding principal amount of the Notes to be redeemed) plus accrued and unpaid interest and principal on such Notes, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below (subject to the rights of Holders of record on the relevant Record Date to receive principal and interest due on the relevant Payment Date that is on or prior to the applicable redemption date):

Year	Redemption Price
2024	103.750%
2025	101.875%
2026 and thereafter	100.00%

(c) Any redemption pursuant to this Paragraph 7 shall be made pursuant to the provisions of Article V of the Indenture.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of (1) 1.0% of the then outstanding principal amount of such Note and (2) the excess (if any) of:

(A) the present value at such redemption date of (i) the redemption price of such Note at March 15, 2024 (such redemption price being set forth in the table in Section 7(b) hereof) (excluding any accrued but unpaid interest), plus (ii) all required interest payments due on such Note through March 15, 2024 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points; over

(B) the then outstanding principal amount of such Note.

The Company will calculate the Applicable Premium and the Trustee will not be responsible for such calculation.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2024; provided that if the period from the redemption date to such date is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury yield will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of the nearest United States Treasury securities for which such yields are given, except that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States securities adjusted to a constant maturity of one year will be used.

8. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9. Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

10. Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations sufficient for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

11. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes) and (ii) any default (other than (x) with respect to nonpayment or (y) in respect of a provision that cannot be amended without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to comply with Article IV of the Indenture in respect of the assumption by a Successor Company of an obligation of the Company under the Indenture and the Notes, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add Guarantees with respect to the Notes, or to add to the covenants of the Company for the benefit of the Holders, add Events of Default or to surrender any right or power conferred by the Indenture upon the Company, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, if applicable, or to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture.

12. Defaults and Remedies

Under the Indenture, and subject to the terms and provisions of the Indenture, Events of Default include, without limitation: (i) default in payment of interest when due on the Notes continuing for 10 consecutive Business Days; (ii) default in payment of the principal of or premium, if any, on the Notes at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise; (iii) failure by the Company to comply with its obligations under certain provisions of Article III of the Indenture, (iv) failure by the Company to comply with certain other provisions or agreements in the Indenture and the Notes, in certain cases subject to notice and lapse of time; (v) default in other payment obligations of the Company or any of its Subsidiaries; (vi) certain events of bankruptcy or insolvency with respect to the Company or any Subsidiary; (vii) certain final judgments or decrees for the payment of money in excess of $1,000,000; and (viii) breach by the Company in any material respect of any representation or covenant made to the Holders in the Note Purchase Agreement, each subject to any applicable grace periods as set forth in the Indenture or Note Purchase Agreement, as applicable.

If an Event of Default occurs and is continuing, the Trustee or Holders of at least majority in aggregate principal amount of the outstanding Notes then outstanding may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency with respect to the Company are Events of Default, which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless the Trustee receives indemnity and/or security satisfactory to the Trustee. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

13. Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes, subject to the terms and conditions of the Indenture. Additionally, the Trustee may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14. No Recourse Against Others

An incorporator, director, officer, employee, stockholder or controlling Person of the Company or any Subsidiary shall not have any liability for any obligations of the Company or any Subsidiary under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes.

15. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17. CUSIP and ISIN Numbers

The Company may cause one or more CUSIP and/or ISIN numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

18. Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity will be released from those obligations.

19. Governing Law; Request for Indenture

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

FedNat Holding Company

14050 N.W. 14th Street

Suite 180

Sunrise, FL 33323

Attention: Chief Financial Officer

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note shall be $ [                ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of authorized signatory of Registrar or Depositary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                  as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.